SEPARATION AGREEMENT

THIS AGREEMENT, entered into as of November 7, 2007, by and among BRIAN F. KING (the “Executive”) and UNITED ENERGY CORP., a Nevada corporation (the “Company”).

WHEREAS, the Executive and the Company wish to terminate the employment relationship between the Executive and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.       Termination. The employment of Executive as Chief Executive Officer and President by the Company is hereby terminated effective as of November 9, 2007 (the “Termination Date”) and, except as otherwise set forth herein, Executive shall not receive any salary or other benefits for the period following the Termination Date.

2.       Compensation. In consideration of Executive entering into this Agreement (including the releases contained herein), and in full payment of all amounts due to Executive from the Company based on Executives’ employment with the Company, the Company shall pay the following amount:

(a)       Pay to the Executive, all accrued and unpaid salary up to and including the Termination Date; and

(b)       Reimburse the Executive for all expenses incurred in connection with his employment with the Company up to and including the Termination Date.

3.       Health Insurance. For the 18-month period commencing on the Termination Date, the Company shall offer to the Executive the opportunity, at the Executive’s expense, to extend the Executive’s (and his dependents) health insurance coverage to the same extent as (and no greater than) provided to the Executive immediately prior to the Termination Date pursuant to New Jersey and federal law (including but not limited to COBRA).

4.       Executives’ Release. Except for (i) claims arising out of breach of this Agreement, and (ii) claims by third parties against the Executive with respect to the Company, its Executives, officers or representatives, its business or operations, or the business or operations of affiliates of the Company, for which Executive is entitled by law to indemnification from the Company, the Executive, for himself and his respective heirs, dependents, executors, administrators, legal representatives, successors and assigns hereby releases and forever discharges the Company, its parent, subsidiaries, and affiliated entities (the “Affiliates”) and the Company’s and the Affiliates’ officers, directors, Executives, stockholders and agents (collective, the “Company Releasees”) from any and all actions, causes of action, suits, claims, damages, liabilities, sums of money and demands, in law or equity (collectively “Claims”), whether known or unknown, which the Executive, ever had, now has, or hereafter can, shall or may have against the Company Releasees, or any of them, for, upon or by reason of any fact, matter, cause or thing whatsoever, from the beginning of the world through the date hereof arising out of any association between the Executive and the Company Releasees or any of them.

5.       Company's Release. The Company Releasees hereby releases and forever discharges the Executive, and his respective heirs, dependents, executors, administrators, legal representatives, successors and assigns from any Claims whether known or unknown, which the Company Releasees, ever had, now has, or hereafter can, shall or may have against the Executive upon or by reason of any fact, matter, cause or thing whatsoever, from the beginning of the world through the date hereof arising out of any association between the Executive and the Company Releasees or any of them.

6.       Nondisclosure.

(a)       Executive agrees that he shall not at any time, except as may be required by court order or law, directly or indirectly use (for his own benefit or the benefit of any other person or entity), divulge or otherwise disclose, or cause to be used, divulged or disclosed any Confidential Information; provided, however, that the foregoing shall not extend to the disclosure of any such information which at the time of disclosure was in the public domain or was readily available through public sources other than as a result of breach of this Agreement or any other confidentiality agreement with the Company or any of its Affiliates known to Executive. For purposes of this Agreement, the term "Confidential Information" means all proprietary, confidential and non-public information (whether written or oral) concerning the Company or its Affiliates, including, but not limited to, information about the Company's or any of its Affiliates’ intellectual property, procedures, operations, customers (including, without limitation, customer lists, compilations, information and billing records) finances, prospects, Executives, consultants and contractors, information relating to the research, development, production, manufacturing, sales and distribution of the Company's products, processes and techniques, memoranda, organizational, promotional and merchandising materials and strategies. In the event that the Executive is requested or required by court order or law to disclose any of the Confidential Information, he shall provide the Company with prompt written notice of any such request or requirement so that the Company or any other person included in the Company Releasees will have a reasonable period of time in which to seek a stay or other protective order or other appropriate remedy prior to disclosure of the Confidential Information.

(b)       All Confidential Information shall be and remain the sole property of the Company. Upon the execution hereof, the Executive shall return to the Company any and all documents, records, notebooks, files, correspondence, reports, surveys, analyses, assessments, memoranda or similar materials (whether in paper or electronic format, and including all copies thereof) containing Confidential Information, whether prepared by the Executive or by others.

7.       Non-Solicitation.

From the date hereof through December 31, 2008, the Executive agrees that he will not, directly or indirectly, for his own benefit or for the benefit of any other Person:

(i)       influence or attempt to influence any Person to (A) terminate or modify such Person’s employment or other professional relationship with the Company and/or its affiliates, or (B) employ, consult or otherwise retain, directly or indirectly, any Person who is (or during the twelve months prior to the date hereof was) employed, by the Company or its affiliates;

(ii)       influence or attempt to influence a supplier or customer of the Company or its affiliates, or any other Person with whom the Company or its affiliates shall have dealt, to terminate or modify any written or oral agreement or course of dealing with the Company or its affiliates; or

(iii)       influence or attempt to influence a supplier or customer of the Company or its affiliates, or any other Person with whom the Company or its affiliates shall have dealt, for the purpose of offering any services or products which are substantially similar or comparable to the services or products offered by the Company to its affiliates.

For purposes of this Agreement: (i) the term “customers of the Company” shall be deemed to mean and include any Person with whom or with which the Company or any affiliate of the Company transacted business or had commercial dealings on the date hereof or during the 12 month-period prior to the date hereof; and (ii) the term “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, entity, court or government (or political subdivision or agency thereof).

8.       Non-Disparagement.

(a)       Absent any breach of this Agreement by the Company, the Executive agrees that for and during the period from the date hereof through December 31, 2009 (the “Non-Disparagement Period”), he will not disparage (or induce or encourage others to disparage) the Company, any of Affiliates or any of its or their officers, directors, Executives or shareholders. As used herein, the term “disparage,” includes, without limitation, comments or statement to the press, any of the Company’s or Affiliates’ Executives or any person with whom the Company or any Affiliate has a business relationship which is designed to or would reasonably be expected to adversely affect in any manner, the conduct of any of the Company’s or any of Affiliates’ business or the business or personal reputations of the Company, its Affiliates or any of the Company’s or its Affiliates’ officers, directors, Executives or shareholders.

(b)       Absent any breach of this Agreement by the Executive, the Company, for itself and its officers directors and Executives, agrees that for and during the Non-Disparagement Period, it will not disparage (or induce or encourage others to disparage) the Executive. As used herein, the term “disparage,” includes, without limitation, comments or statement to the press, any of the Company’s or its affiliates’ Executives or any person known to the Company to have a business relationship with Executive which is designed to or would reasonably be expected to adversely affect in any manner the conduct of the Executive’s business or the personal reputation of the Executive.

The Executive acknowledges and agrees that his compensation hereunder is in consideration for, among other things, the covenants set forth in Sections 5, 6 and 7 and that such restrictive covenants are (i) necessary to protect the goodwill and other proprietary interests of the Company and (ii) reasonable and valid in scope and in all other respects. If any court of competent jurisdiction determines that any of such covenants, or any part thereof, are invalid or unenforceable for any reason, such court shall have the power to modify such covenants, or any part thereof, and in such modified form, such covenants shall then be valid and enforceable.

The Executive hereby acknowledges and agrees that any breach of one or more provisions contained in Sections 5, 6 and 7 of this Agreement shall be considered a material breach of this Agreement. In the event of any such breach, due to the difficulty of calculating the damages that might be sustained directly or indirectly as a result of such breach, the Executive hereby acknowledges that the Company would not have a remedy at law adequate to address such breach, and the Company shall be entitled, upon showing of breach of this Agreement, to injunctive relief, in addition to any remedies at law.

9.       Assurance of Cooperation. From the date hereof through May 31, 2008, the Executive agrees to cooperate with the Company and to take such actions as may be reasonably requested by the Company, to ensure the transition of functions and duties heretofore held by the Executive to other (and new) Executives of the Company without any material business interruptions.

10.       Legal Fees. In the event any party to this Agreement defaults in the performance of its or his obligations hereunder or breaches any provision hereof, the non-defaulting or non-breaching party or parties shall be entitled, in addition to all other rights and remedies available at law or equity, to recover all costs and expenses (including reasonable legal fees) incurred in enforcing the provisions of this Agreement and his or its respective rights hereunder.

11.       Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey applicable to agreements made and performed in the State of New Jersey, without regard to conflict of laws principles.

12.       Notices. All notices and other communications under this Agreement shall be in writing and all such notices and payments under this Agreement shall be deemed effective and given upon actual delivery or rejection if presented personally, one business day after the date sent if sent by overnight courier service, upon receipt of confirmation if sent by telex or facsimile transmission, or five calendar days after deposited in the mails if sent by registered or certified mail, return receipt requested, postage prepaid. Notices shall be sent to the following addresses:

If to the Company:

United Energy Corp.
600 Meadowlands Parkway
#20
Secaucus, NJ 07094
Attention:
Facsimile No.:

If to the Executive.:

Brian F. King
1335 North Tejon Street
Colorado Springs, CO 80903
Facsimile:

or, in each case, to such other address as may be designated in writing by any such party.

13.       Integration. Except with respect to the Option Agreement (as defined herein), this Agreement contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and shall not be amended, revised, changed, or otherwise modified without the written approval of all parties hereto. The Company hereby acknowledges and agrees that: (i) the option agreements by and between the Company and the Executive (one dated September 15, 2004 and the other dated April 1, 2006) as attached hereto as Exhibit A (the “Option Agreements”) remain in full forces and effect; and (ii) the options granted pursuant to the Option Agreements are fully vested and may be exercised at any time by the Executive up to their expiration on the third anniversary of the Termination Date.

14.       Assignment. This Agreement shall not be assignable by the Executive without the prior written consent of the Company but may be assigned by the Company; however, no such assignment shall relieve the Company of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the successors or assigns of the Company or Executive, and the heirs, personal representatives or administrators of Executive.

15.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Termination Agreement as of the day and year first above written.

United Energy Corp.

/s/	/s/
Brian F. King	Ronald Wilen
Name: Ronald Wilen Title: Chairman

Exhibit A
Option Agreement